Exhibit 10.1

The Pantry, Inc. Fiscal 2014 RooMax Incentive Award Program

The Pantry, Inc. RooMax Incentive Award Program (the “Program”) is an incentive award program for Named Executive Officers (“NEOs”), other than the CEO, for the 2014 fiscal year and is in addition to The Pantry’s 2014 Annual Incentive Plan. The Program provides for the potential of performance-based cash awards to certain of the Company’s employees, including its NEOs (other than the CEO), pursuant to which each NEO would receive an additional one-time payment of $12,500.The Program is designed to provide additional incentives for: 1) the successful launch and execution of work related to certain strategic programs referred to as the Company’s RooMax project, 2) increased engagement of Pantry key leaders in executing the RooMax project, 3) driving EBITDA growth, and 4) creating positive momentum for future growth.

In order for the Program incentive to be paid out, both a minimum EBITDA level and performance criteria relating to the RooMax project must be met The Program’s performance cycle is concurrent with the Company’s fiscal year.

NEOs who join the Company after September 26, 2013 are not eligible to receive the award. Participants must be employed on the date awards are paid in order to receive a payout, except that participants whose employment is terminated due to death or disability or as otherwise determined by the Committee in its discretion may have their award amounts prorated and paid on the date other awards are paid in the discretion of the Committee.